     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 1995

                                                    REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            APPLIED MATERIALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                             94-1655526
            (STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
             INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

       3050 BOWERS AVENUE, SANTA CLARA, CALIFORNIA 95054, (408) 727-5555 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JAMES C. MORGAN
         CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER
                            APPLIED MATERIALS, INC.
       3050 BOWERS AVENUE, SANTA CLARA, CALIFORNIA 95054, (408) 727-5555
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                DONALD A. SLICHTER, ESQ.                              MARK A. BERTELSEN, ESQ.
                 DANA M. KETCHAM, ESQ.                                   JOHN A. FORE, ESQ.
                 SCOTT D. ELLIOTT, ESQ.                          WILSON, SONSINI, GOODRICH & ROSATI
             ORRICK, HERRINGTON & SUTCLIFFE                           PROFESSIONAL CORPORATION
                   400 SANSOME STREET                                    650 PAGE MILL ROAD
            SAN FRANCISCO, CALIFORNIA 94111                         PALO ALTO, CALIFORNIA 94304

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------











                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED
                                                                                MAXIMUM
                                                                               AGGREGATE
TITLE OF EACH CLASS OF SECURITIES                                               OFFERING        AMOUNT OF
TO BE REGISTERED                                                              PRICE(1)(2)    REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------
Debt Securities and Common Stock, par value $0.01 per share (3)(4).........   $564,844,000       $194,776
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------

(1) Or, (i) if any Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any Debt Securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Exclusive of accrued interest, if any on the on the Debt Securities.

(3) Includes Rights to purchase Common Stock which, prior to certain events, will not be exercisable or evidenced separately from the Common Stock.

(4) Pursuant to Rule 429, Debt Securities and Common Stock having an aggregate initial offering price of $35,156,000 are being carried forward from Registration Statement No. 33-52471. $12,123 of the filing fee previously paid in connection with such registration statement is associated with these securities.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                            ------------------------

    PURSUANT TO RULE 429, THE PROSPECTUS HEREIN ALSO RELATES TO AN UNALLOCATED AMOUNT OF DEBT SECURITIES AND COMMON STOCK HAVING AN AGGREGATE INITIAL OFFERING PRICE OF $35,156,000 THAT HAVE NOT YET BEEN OFFERED FOR SALE UNDER REGISTRATION STATEMENT NO. 33-52471 ON FORM S-3. PURSUANT TO RULE 457(O), NO ADDITIONAL FILING FEE IS DUE WITH RESPECT TO THESE SECURITIES SINCE THE ORIGINAL FILING FEES FOR REGISTRATION STATEMENT NO. 33-52471 WERE BASED ON THE MAXIMUM OFFERING PRICE OF ALL THE SECURITIES COVERED.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS SUPPLEMENT (Subject to Completion, Issued June    , 1995)
(To Prospectus Dated June    , 1995)

                                3,500,000 Shares
                    (LOGO)     APPLIED MATERIALS
                                  COMMON STOCK
                            ------------------------

ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY APPLIED MATERIALS, INC. (THE "COMPANY"). THE COMPANY'S COMMON STOCK IS TRADED IN
        THE OVER-THE-COUNTER MARKET UNDER THE NASDAQ NATIONAL MARKET SYMBOL "AMAT." THE LAST SALE PRICE FOR THE COMMON STOCK ON
              JUNE   , 1995, AS REPORTED ON THE NASDAQ NATIONAL
              MARKET, WAS $        PER SHARE. SEE "PRICE
                      RANGE OF COMMON STOCK."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
        CRIMINAL OFFENSE.
                            ------------------------

                              PRICE $      A SHARE
                            ------------------------

                                                              UNDERWRITING
                                         PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                          PUBLIC             COMMISSIONS(1)           COMPANY(2)
                                   ---------------------  ---------------------  ---------------------
Per Share........................            $                      $                      $
Total(3).........................            $                      $                      $

- ------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."

(2) Before deducting expenses payable by the Company estimated at $315,000.

(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 525,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
    $            , $            and $            , respectively. See
    "Underwriters."

                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Wilson Sonsini Goodrich & Rosati, counsel for the Underwriters. It is
expected that delivery of the Shares will be made on or about June   , 1995 at
the offices of Morgan Stanley & Co. Incorporated, New York, N.Y. against payment therefor in New York funds.
                            ------------------------

MORGAN STANLEY & CO.
            Incorporated
        LEHMAN BROTHERS
              COWEN & COMPANY
                      NEEDHAM & COMPANY, INC.
                             ROBERTSON, STEPHENS & COMPANY
June   , 1995

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                       PAGE
                                                                                       -----
The Company..........................................................................    S-3
Use of Proceeds......................................................................    S-6
Price Range of Common Stock..........................................................    S-7
Dividend Policy......................................................................    S-7
Capitalization.......................................................................    S-8
Selected Consolidated Financial Data.................................................    S-9
Underwriters.........................................................................   S-11
Legal Opinions.......................................................................   S-12

                                         PROSPECTUS
Available Information................................................................      2
Information Incorporated by Reference................................................      2
The Company..........................................................................      3
Use of Proceeds......................................................................      3
Ratio of Earnings to Fixed Charges...................................................      3
Description of Debt Securities.......................................................      4
Description of Capital Stock.........................................................     12
Plan of Distribution.................................................................     16
Legal Opinions.......................................................................     16
Experts..............................................................................     16

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITERS."

                                  THE COMPANY

     Organized in 1967, Applied Materials, Inc. ("Applied Materials" or the "Company") develops, manufactures, markets and services semiconductor wafer fabrication equipment and related spare parts. The Company's worldwide customers include both companies which manufacture semiconductor devices for use in their own products and companies which manufacture semiconductor devices for sale to others. The Company operates exclusively in the semiconductor wafer fabrication equipment industry. The Company is also a fifty percent stockholder in Applied Komatsu Technology, Inc., which produces thin film transistor manufacturing systems for active-matrix liquid crystal displays.

PRODUCTS

     Applied Materials' products are sophisticated systems requiring state-of-the-art technology in wafer processing chemistry and physics, particulate management, process control, software and automation. Many of these technologies are complementary and can be applied across all of the Company's products. The Company's products provide enabling technology, productivity and yield enhancements to semiconductor manufacturers. The Company's products are used to fabricate semiconductor devices on a substrate of semiconductor material (primarily silicon). A finished device consists of thin film layers which can form anywhere from one to millions of tiny electronic components that combine to perform desired electrical functions. The fabrication process must control film and feature quality to ensure proper device performance while meeting yield and throughput goals. The Company currently manufactures equipment that addresses three major steps in wafer fabrication: deposition, etch and ion implantation.

     Single-wafer, multi-chamber architecture. The trend toward more stringent process requirements and larger wafer sizes prompted Applied Materials to develop the single-wafer, multi-chamber system called the Precision 5000. The Company introduced the Precision 5000 with chemical vapor deposition (CVD) dielectric processes in 1987, etch processes in 1988 and CVD tungsten processes
(WCVD) in 1989. The Precision 5000's single-wafer, multi-chamber architecture which features several processing chambers, each of which is attached to a central handling system, is designed for both serial and integrated processing. The Precision 5000's integrated processing capability makes it possible to perform multiple process steps on the wafer without leaving a controlled environment, thus reducing the risk of particulate contamination. The Company leveraged its expertise in single-wafer, multi-chamber architecture to develop an evolutionary platform called the Endura 5500 PVD (physical vapor deposition) in 1990 featuring a staged, ultra-high vacuum architecture. In October 1991, the Company announced its second generation Precision 5000 system, the Precision 5000 Mark II, with numerous enhancements to the platform, process chambers and remote support equipment. The Precision 5000 Mark II addresses customers' demands in the manufacturing of advanced devices, such as 16 megabit DRAMs (dynamic random access memories) and the use of 200mm (8-inch) wafers. In September 1992, the Company announced its latest generation single-wafer, multi-chamber platform, the Centura, to target the high temperature thin films market as well as future process applications with 0.5-micron and below specifications. The Company has shipped more than 2,500 platforms and more than 7,600 process chambers. For the six months ended April 30, 1995, sales of the Company's single-wafer, multi-chamber systems accounted for approximately 91% of systems revenue.

     Deposition. A fundamental step in fabricating a semiconductor device, deposition is a process in which a layer of either electrically insulating (dielectric) or electrically conductive material is deposited on the wafer. Deposition can be divided into several different categories of which Applied Materials currently participates in three: chemical vapor deposition (CVD), physical vapor deposition (PVD), and epitaxial and polysilicon deposition.

          CVD. Chemical vapor deposition is a process used in semiconductor fabrication in which thin films (insulators, conductors and semiconductors) are deposited from vapor (gaseous) phase sources. The Company produces several different types of CVD systems. In 1987, the Company introduced the Precision 5000 CVD which, with its automated multi-chamber architecture, provides the flexibility to perform a broad range of deposition processes utilizing up to four individual chambers on a single system. In 1989, the Company entered the market for metal chemical vapor deposition with the introduction of a new system for blanket tungsten deposition, the Precision 5000 WCVD. This system is based on the single-wafer, multi-chamber Precision 5000 CVD system architecture and is designed to reduce operating costs for tungsten deposition and to produce high-quality tungsten films for interconnect applications in advanced semiconductor devices. In 1990, the Company introduced integrated tungsten plug fabrication capability by combining its blanket tungsten CVD deposition and etchback capabilities onto the same system. In 1991, the Company introduced tungsten silicide capabilities and in 1993, titanium nitride (TiN) capabilities to further extend the Precision 5000 platform offerings. The Company released its newest generation of sub-atmospheric process technology on the Precision 5000 Mark II CVD platform in April 1994, addressing applications to 0.35-microns. In May 1994, the Company introduced a new multi-platform chamber for blanket tungsten deposition on wafers up to 200mm (8-inch) in diameter. In 1995, the Company introduced a new CVD process for tungsten silicide using dichlorosilane as the silicon source gas as well as announced a significant enhancement to its Precision 5000 CVD system that improves system throughput and reduces ownership costs. In addition, the Company announced in April 1995 its entry into the Pre-Metal CVD market, using the Company's Sub-Atmospheric CVD technology to deposit Borophosphosilicate glass films.

          PVD. Physical vapor deposition sputters metals on wafers to form the circuit interconnects. Unlike CVD, the sources of the deposited materials are solid sources called targets. Applied Materials first entered the PVD market in April 1990 with the Endura 5500 PVD system. The system offers a modular, single-wafer, multi-chamber platform which will accommodate both ultra-high vacuum processes like PVD, and conventional high vacuum processes like CVD and etch. In July 1993, the Company introduced the Endura HP (High Productivity) PVD system, an enhanced version of its Endura PVD system. In November 1993, the Centura HP PVD system was introduced in order to offer customers a choice of platforms using the Company's PVD technology. In November 1994, the Endura VHP (Very High Productivity) PVD system was launched, further enhancing the wafer transfer system to raise throughput.

          Epitaxial and polysilicon deposition. Epitaxial and polysilicon deposition involve depositing a layer of high-quality, silicon based compounds on the surface of an existing silicon wafer to change its electrical properties and form the base on which the integrated circuit is built. In 1989, the Company introduced the Precision 7700 Epi system for advanced silicon deposition. The 7700 system extends the capabilities of radiantly-heated barrel technology and incorporates fully automated wafer handling as well as many features for particulate control. In September 1992, the Company announced the Centura Poly, a single-wafer, multi-chamber platform targeted at the high temperature thin film deposition of polysilicon on wafers up to 200mm (8-inch) in diameter. The Centura Epi system, which features deposition of epitaxial silicon, was announced in March 1993. In December 1993, the Company launched the Centura Polycide which combines chambers for polysilicon and tungsten silicide deposition on the Centura platform.

     Etch. Prior to etch processing, a wafer is patterned with photoresist during photolithography. Etching then selectively removes material from areas which are not covered by the photoresist pattern. Applied Materials entered the etch market in 1981 with the introduction of the AME 8100 etch system, which utilized a batch process technology for dry plasma etching. In 1985, the Company introduced the Precision Etch 8300, which featured improved levels of automation and particulate control. The Company continues to sell the Precision Etch 8300 product and has shipped approximately 865 systems. Applied Materials' first single-wafer, multi-chamber system for the dry etch market was the Precision 5000 Etch, introduced in 1988. In 1990, the Company introduced a metal etch system based on the Precision 5000 architecture which provides single-wafer aluminum etch capabilities. In July 1993, the Company introduced its next generation etch platform, the Centura HDP Dielectric Etcher designed for applications requiring sub-0.5-micron design rules. This announcement was soon followed by the October 1993 introduction of the Precision 5000 Mark II Etch MxP, a new model of the Precision 5000-series etch system with several enhancements including process capability for 0.35-micron applications. In July 1994, Applied Materials introduced the Metal Etch MxP Centura, which combines sub-0.5-micron process technology with improved throughput. The Company launched a new dielectric etch system in April 1995, combining its latest Centura platform with an enhanced etch chamber, called the MxP "Plus".

     Ion Implantation. During ion implantation, silicon wafers are bombarded by a high velocity beam of electrically charged ions. These ions are embedded within the wafer at selected sites and change the electrical properties of the implanted area. Applied Materials entered the high-current portion of the implant market in 1985 with the Precision Implant 9000 and introduced the Precision Implant 9200 in 1988. In 1989, the Company added enhancements to the 9200 series including a new option for automated selection of implant angles, and new hardware/software options that enable customers to perform remote monitoring and diagnostics. In 1991, the Company announced an enhanced version of its high-current ion implanter and designated it the Precision Implant 9200XJ. In November 1992, the Company introduced a new high-current ion implantation system, the Precision Implant 9500, to address the production of high density semiconductor devices, such as 16 and 64 MB memory devices and advanced microprocessors. In November 1994, the 9500 xR model was introduced, further extending the range of the 9500 system into the traditional medium-current area with enhanced low-dose, low-energy implant performance.

CUSTOMER SERVICE AND SUPPORT

     The demand for improved production yields of integrated circuits requires that semiconductor wafer processing equipment operate reliably, with maximum uptime and within very precise tolerances. Applied Materials installs equipment and provides warranty service worldwide through offices located in the United States, Japan, Europe and the Asia-Pacific region (Korea, Taiwan, China and Singapore). Applied Materials maintains 60 service/sales offices worldwide, with 15 of those in Japan, 9 offices in Europe, 10 offices in the Asia-Pacific region and the remainder in the United States. The Company offers a variety of service contracts to customers for maintenance of installed equipment and provides a comprehensive training program for all customers.

MARKETING AND SALES

     Because of the highly technical nature of its products, the Company markets its products worldwide through a direct sales force, with sales, service and spare parts offices in the United States, Japan, Europe and the Asia-Pacific region. For the fiscal year ended October 30, 1994, sales to customers in the United States, Japan, Europe and Asia-Pacific accounted for approximately 37%, 27%, 18% and 18%, respectively, of the Company's net sales. For the six months ended April 30, 1995, sales to customers in the United States, Japan, Europe and Asia-Pacific accounted for approximately 37%, 22%, 12% and 29%, respectively, of the Company's net sales. The Company's business is not considered to be seasonal in nature, but it is dependent upon the capital equipment expenditure patterns of major semiconductor manufacturers. These expenditure patterns are based on many factors including anticipated market demand for integrated circuits, the development of new technologies, and global economic conditions.

RESEARCH AND DEVELOPMENT

     The market served by the Company is characterized by rapid technological change. The Company's research and development efforts are global in nature. Engineering organizations are located in the United States, England, Israel and Japan, with process support and customer demonstration laboratories in the United States and Japan. In 1991, the Company announced the opening of a new technology center in Narita, Japan. The Company is currently building, and intends to operate, applications laboratories in South Korea and Taiwan. The Company also operates a technology center in Israel which is being used to develop controller configuration and software tools for its semiconductor processing systems. Applied Materials' research and development activities are primarily directed toward the development of new wafer processing systems and new process applications for existing products. Applied Materials works closely with its global customers to design its systems to meet its customers' planned technical and production requirements.

     The Company intends to introduce, in the very near future, a rapid thermal processing (RTP) system. This technology employs radiant energy directed on a wafer at high temperatures for a short duration to achieve implant annealing, silicide formation and thin oxide growth.

JOINT VENTURE

     In September 1991, the Company announced its plans to develop thin film transistor (TFT) manufacturing systems for Active-Matrix Liquid Crystal Displays (AMLCDs). The AMLCD market currently includes screens for laptop, notebook and palmtop computers and instrument displays, and the Company believes in the future may include high-resolution workstations and High Definition Television
(HDTV). In September 1993, a joint venture company was formed with Applied Materials, Inc. and Komatsu Ltd. of Japan sharing a 50-50 ownership of the joint venture. The joint venture, Applied Komatsu Technology, Inc. (AKT), is accounted for using the equity method. The Company's management believes that systems developed by AKT have the potential to lower the manufacturing costs of AMLCDs. The Company has granted to AKT an exclusive license to use the Company's intellectual property to develop, make, and sell products for the manufacture of flat panel displays, in exchange for royalties in respect thereof. AKT anticipates accelerating its investment in product technologies for both PVD and Etch in addition to expanding the substrate size of its CVD product in fiscal 1995 and 1996.

                            ------------------------

     The Company was incorporated in California in 1967 and reincorporated in Delaware in 1987. Its principal executive offices are located at 3050 Bowers Avenue, Santa Clara, California 95054-3299 (telephone number (408) 727-5555). References to the Company or to Applied Materials shall mean Applied Materials, Inc. and its consolidated subsidiaries, unless the context requires otherwise. Applied Materials, Precision 5000 and Endura are registered trademarks of Applied Materials, Inc. Centura, Endura 5500 PVD, Precision 5000 Mark II, Precision 5000 CVD, Precision 5000 WCVD, Endura HP PVD, VHP, Precision 7700 Epi, Centura Poly, Centura Polycide, Centura Epi, AME 8100, Precision Etch 8300, Centura HDP Dielectic Etch, Precision 5000 Mark II Etch MxP, Precision 5000 Mark II CVD, Metal Etch MxP Centura, Precision Implant 9000, Precision Implant 9200, Precision Implant 9200XJ, Precision Implant 9500 and Precision Implant 9500 xR are trademarks of Applied Materials, Inc. Applied Komatsu Technology is a trademark of Applied Komatsu Technology, Inc.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Common
Stock offered hereby are estimated to be $               ($               if the
Underwriters' over-allotment option is exercised in full), assuming a public
offering price of $     per share and after deducting estimated underwriting
discounts and commissions and expenses of the offering. The net proceeds will be used for general corporate purposes, including increases in working capital and expansion of facilities. The Company believes that success in its industry requires substantial financial strength and flexibility. In addition, the Company from time to time considers acquisitions of complementary businesses, assets or technologies, and although there are no current agreements or understandings with respect to any such acquisitions, the Company desires to be able to respond to opportunities as they arise. The Company is not negotiating, discussing or planning any potential acquisition at this time. Pending such uses, the Company will invest the net proceeds in investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on The Nasdaq National Market under the symbol AMAT. The following table sets forth the range of high and low closing sales prices of the Company's Common Stock for the indicated periods, as reported on The Nasdaq National Market. All prices have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective October 5, 1993.

                               FISCAL YEAR                              HIGH        LOW
    ------------------------------------------------------------------  ----       ------
    1993:
      First Quarter...................................................  $19 3/8    $14 7/16
      Second Quarter..................................................  22 5/8     17 1/2
      Third Quarter...................................................    33       21 1/2
      Fourth Quarter..................................................  39 1/4     28 5/8

    1994:
      First Quarter...................................................  43 3/4     30
      Second Quarter..................................................  51 3/4     37 5/8
      Third Quarter...................................................  49 1/8     38 3/4
      Fourth Quarter..................................................  52 1/2     43

    1995:
      First Quarter...................................................  52 1/2     39
      Second Quarter..................................................  61 5/8     38 1/2
      Third Quarter (through June   , 1995)...........................  84 1/4     60 1/8

     On June   , 1995, the last reported sale price for the Common Stock on The
Nasdaq National Market was $     per share.

                                DIVIDEND POLICY

     The Company has paid no cash dividends on its Common Stock since its incorporation and anticipates that for the foreseeable future it will continue to retain any earnings for use in its business. Certain of the Company's debt agreements limit the Company's ability to pay dividends on its Common Stock.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of April 30, 1995, and as adjusted to give effect to the sale by the Company of the shares of Common Stock offered hereby, assuming a public offering
price of $          per share, the application of the estimated net proceeds
therefrom and no exercise of the Underwriters' over-allotment option:

                                                                 AS OF APRIL 30, 1995
                                                             -----------------------------
                                                               ACTUAL       AS ADJUSTED(1)
                                                             ----------     --------------
                                                                    (IN THOUSANDS)
    Short-term debt:
      Notes payable........................................  $   45,190       $   45,190
      Current portion of long-term debt....................      24,577           24,577
                                                             -----------     -----------
         Total short-term debt.............................  $   69,767       $   69,767
                                                             ===========     ===========
    Long-term debt:
      Secured Japanese debt................................  $   87,243       $   87,243
      Unsecured senior notes...............................      52,500           52,500
      Noncallable unsecured senior notes...................     100,000          100,000
                                                             -----------     -----------
         Total long-term debt..............................     239,743          239,743
                                                             -----------     -----------
    Stockholders' equity:
      Preferred Stock; $0.01 par value; 1,000 shares
         authorized;
         no shares issued..................................          --               --
      Common Stock; $0.01 par value; 200,000 shares
         authorized(2); 84,744 shares issued and
         outstanding; 88,244 shares outstanding as
         adjusted..........................................         847              882
      Additional paid-in capital...........................     395,109
      Retained earnings....................................     705,369          705,369
      Cumulative translation adjustments...................      49,094           49,094
                                                             -----------     -----------
         Total stockholders' equity........................   1,150,419
                                                             -----------     -----------
         Total capitalization..............................  $1,390,162       $
                                                             ===========     ===========

- ------------

(1) The Company currently intends to commence a program for the sale to the public from time to time of up to $300,000,000 of unsecured senior debt securities, which may include medium-term notes, with maturities ranging from nine months to 30 years. For a description of certain terms of the debt securities, see "Description of Debt Securities" in the accompanying Prospectus. The as adjusted number does not reflect the sale of the debt securities. No assurances can be given that the sale of the debt securities will occur.

(2) Of the authorized shares, as of April 30, 1995, an aggregate of approximately 6,232,000 shares of Common Stock were reserved for issuance upon exercise of outstanding options and an aggregate of approximately 6,189,000 shares of Common Stock were available for future grants under the Company's stock option plans. As of June 7, 1995, options to purchase 1,217,000 shares of Common Stock are currently exercisable at a weighted average exercise price of $10.82 per share. Between June 8, 1995 and July 15, 1995, options to purchase an additional 1,296,000 shares of Common Stock become exercisable at a weighted average exercise price of $11.92 per share. See "Underwriters."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended October 30, 1994 have been derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants. The selected consolidated financial data presented below as of and for the six month periods ended April 30, 1995 and May 1, 1994, and for each of the six fiscal quarters ended April 30, 1995 have been derived from unaudited interim consolidated financial information of the Company. In the opinion of management, the unaudited interim consolidated financial information have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary to fairly state the information set forth therein. The results of operations for the six months ended April 30, 1995 are not necessarily indicative of the results to be expected for the fiscal year ending October 29, 1995. This data should be read in conjunction with the more detailed information and consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

                                               SIX MONTHS ENDED
                                            -----------------------                     FISCAL YEAR ENDED(1)
                                            APRIL 30,      MAY 1,     --------------------------------------------------------
                                               1995         1994         1994         1993        1992       1991       1990
                                            ----------   ----------   ----------   ----------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(2):
Net sales.................................  $1,181,547   $  751,781   $1,659,807   $1,080,047   $751,383   $638,606   $567,130
Costs and expenses:
  Cost of products sold...................     638,525      406,411      891,512      604,363    443,179    370,025    302,001
  Research, development and engineering...     133,389       82,892      189,126      140,161    109,196    102,665     97,066
  Marketing and selling...................      96,046       73,403      157,303      107,275     78,141     70,416     68,238
  General and administrative..............      64,987       40,221       84,744       64,379     48,242     42,812     40,875
  Other, net..............................       1,653          114       (2,115)       2,875      4,249      3,316      3,116
                                            ----------     --------   ----------   ----------   --------   --------   --------
Income from operations....................     246,947      148,740      339,237      160,994     68,376     49,372     55,834
  Interest expense........................      11,634        7,120       15,962       14,206     15,207     13,969      6,717
  Interest income.........................       9,983        4,268       11,222        6,770      5,756      4,952      4,967
                                            ----------     --------   ----------   ----------   --------   --------   --------
Income from consolidated companies before
  taxes and cumulative effect of
  accounting change.......................     245,296      145,888      334,497      153,558     58,925     40,355     54,084
Provision for income taxes................      85,853       51,061      117,074       50,674     19,445     14,124     20,011
                                            ----------     --------   ----------   ----------   --------   --------   --------
Income from consolidated companies before
  cumulative effect of accounting
  change..................................     159,443       94,827      217,423      102,884     39,480     26,231     34,073
Equity in net loss of joint venture.......          --        2,365        3,727        3,189         --         --         --
                                            ----------     --------   ----------   ----------   --------   --------   --------
Income before cumulative effect of
  accounting change.......................     159,443       92,462      213,696       99,695     39,480     26,231     34,073
Cumulative effect of a change in
  accounting for income taxes.............          --        7,000        7,000           --         --         --         --
                                            ----------     --------   ----------   ----------   --------   --------   --------
Net income................................  $  159,443   $   99,462   $  220,696   $   99,695   $ 39,480   $ 26,231   $ 34,073
                                            ==========     ========   ==========   ==========   ========   ========   ========
EARNINGS PER SHARE:
  Income before cumulative effect of
    accounting change.....................  $     1.84   $     1.10   $     2.51   $     1.21   $   0.54   $   0.38   $   0.50
                                            ==========     ========   ==========   ==========   ========   ========   ========
  Net income..............................  $     1.84   $     1.18   $     2.60   $     1.21   $   0.54   $   0.38   $   0.50
                                            ==========     ========   ==========   ==========   ========   ========   ========
Average common shares and equivalents ....      86,505       83,979       85,021       82,294     72,680     68,900     68,144
                                            ==========     ========   ==========   ==========   ========   ========   ========
BALANCE SHEET DATA (AT PERIOD END):
Cash and short-term investments...........  $  404,360   $  329,123   $  422,325   $  266,180   $222,670   $140,134   $ 72,016
Accounts receivable, net..................     587,292      337,291      405,813      256,020    191,510    152,787    147,267
Inventories...............................     342,732      207,189      245,710      154,597    110,667    101,471    102,272
Total current assets......................   1,507,066      988,025    1,230,537      775,916    581,797    434,199    366,894
Property, plant and equipment, net........     522,933      357,495      452,454      327,704    258,521    213,231    181,494
Total assets..............................   2,052,156    1,361,012    1,702,665    1,120,152    853,822    660,756    558,009
Short-term debt...........................      69,767       50,612       58,513       48,662     33,947     36,704     27,413
Total current liabilities.................     623,004      420,259      496,433      380,528    248,207    199,988    195,238
Long-term debt............................     239,743      110,730      209,114      121,076    118,445    123,967     53,611
Stockholders' equity......................   1,150,419      805,227      966,264      598,762    474,111    325,454    300,308

- ------------
(1) The Company's fiscal year ends on the last Sunday of October.

(2) Share information and per share data have been restated to reflect a two-for-one stock split in the form of a 100% stock dividend effective April 6, 1992, and an additional two-for-one stock split in the form of a 100% stock dividend effective October 5, 1993.

                                                           THREE MONTHS ENDED
                                     ---------------------------------------------------------------
                                     APR. 30,   JAN. 29,   OCT. 30,   JULY 31,    MAY 1,    JAN. 30,
                                       1995       1995       1994       1994       1994       1994
                                     --------   --------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..........................  $675,439   $506,108   $467,798   $440,228   $411,332   $340,449
Costs and expenses:
  Cost of products sold............   370,429    268,096    250,445    234,656    221,941    184,470
  Research, development and
     engineering...................    73,393     59,996     53,740     52,494     43,654     39,238
  Marketing and selling............    51,901     44,145     44,049     39,851     39,370     34,033
  General and administrative.......    34,963     30,024     24,244     20,279     20,489     19,732
  Other, net.......................      (141)     1,794     (2,930)       701       (541)       655
                                     --------   --------   --------   --------   --------   --------
Income from operations.............   144,894    102,053     98,250     92,247     86,419     62,321
  Interest expense.................     5,881      5,582      5,183      3,659      3,472      3,648
  Interest income..................     5,040      4,772      4,008      2,946      2,261      2,007
                                     --------   --------   --------   --------   --------   --------
Income from consolidated companies
  before taxes and cumulative
  effect of accounting change......   144,053    101,243     97,075     91,534     85,208     60,680
Provision for income taxes.........    50,418     35,435     33,977     32,036     29,823     21,238
                                     --------   --------   --------   --------   --------   --------
Income from consolidated companies
  before cumulative effect of
  accounting change................    93,635     65,808     63,098     59,498     55,385     39,442
Equity in net loss of joint
  venture..........................        --         --         --      1,362        314      2,051
                                     --------   --------   --------   --------   --------   --------
Income before cumulative effect of
  accounting change................    93,635     65,808     63,098     58,136     55,071     37,391
Cumulative effect of a change in
  accounting for income taxes......        --         --         --         --         --      7,000
                                     --------   --------   --------   --------   --------   --------
Net income.........................  $ 93,635   $ 65,808   $ 63,098   $ 58,136   $ 55,071   $ 44,391
                                     ========   ========   ========   ========   ========   ========
Earnings per share:
  Income before cumulative effect
     of accounting change..........  $   1.08   $   0.76   $   0.73   $   0.68   $   0.65   $   0.45
                                     ========   ========   ========   ========   ========   ========
  Net income.......................  $   1.08   $   0.76   $   0.73   $   0.68   $   0.65   $   0.53
                                     ========   ========   ========   ========   ========   ========
Average common shares and
  equivalents......................    86,703     86,308     86,330     86,033     84,761     83,245
                                     ========   ========   ========   ========   ========   ========

                                  UNDERWRITERS

     Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, each of the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, the number of shares of the Company's Common Stock set forth opposite their respective names below:

                                                                                NUMBER OF
                                       NAME                                      SHARES
    --------------------------------------------------------------------------  ---------
    Morgan Stanley & Co. Incorporated.........................................
    Lehman Brothers Inc. .....................................................
    Cowen & Company...........................................................
    Needham & Company, Inc. ..................................................
    Robertson, Stephens & Company, L.P. ......................................
                                                                                ---------
              Total...........................................................  3,500,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess
of $          a share under the public offering price. Any Underwriter may
allow, and such dealers may reallow, a concession not in excess of $          a
share to certain other dealers. After the public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an additional 525,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Shares offered hereby.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company has agreed that without the written consent of the Underwriters, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable therefor, for a period of 90 days from the date of this Prospectus Supplement, subject to limited exceptions. Purchases and sales of the Company's Common Stock by executive officers and directors between the date hereof and the date of the Company's press release regarding third quarter earnings (expected on or about August 15, 1995) are not permitted under the Company's policy regarding trading in its securities by executive officers and directors.

     From time to time, certain of the Underwriters or their affiliates have provided, and may continue to provide, investment banking services to the Company.

     In connection with this offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on The Nasdaq National Market, may engage in passive market making transactions in the Common Stock on The Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended, during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL OPINIONS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe, San Francisco, California. Certain matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

PROSPECTUS

                    (LOGO)    APPLIED MATERIALS

                        DEBT SECURITIES AND COMMON STOCK

                            ------------------------

     Applied Materials, Inc. ("Applied Materials" or the "Company") from time to time may offer its debt securities consisting of senior debentures, notes, bonds and/or other evidences of indebtedness in one or more series ("Debt Securities") and shares of Common Stock, $.01 par value, of the Company ("Common Stock") with an aggregate initial public offering price of up to $600,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"). The Debt Securities and the Common Stock (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices, and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The Securities may be sold for U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index and the principal of and any interest on the Debt Securities may likewise be payable in U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index.

     The Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. See "Description of Debt Securities."

     The specific terms of the Securities in respect of which this Prospectus is being delivered, such as where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, premium, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or the holder or for sinking fund payments, and the initial public offering price and (ii) in the case of Common Stock, the number of shares and the initial public offering price or method of determining the initial public offering price, will be set forth in an accompanying Prospectus Supplement. See "Description of Debt Securities" and "Description of Capital Stock."

     The Securities may be sold through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Securities may also be sold directly by the Company or through agents designated from time to time. If any underwriters or agents are involved in the sale of the Securities, their names, the principal amount of Securities to be purchased by them and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution."
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission in Washington, D.C. Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and each such statement shall be deemed qualified in its entirety by reference thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended October 30, 1994 (which incorporates by reference portions of the Company's definitive Proxy Statement dated January 31, 1995 for the Company's Annual Meeting of Stockholders held on March 14, 1995 and portions of its 1994 Annual Report to Stockholders for the year ended October 30, 1994);

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended January 29, 1995 and April 30, 1995; and

          (c) The description of the Company's Common Stock and Common Stock Purchase Rights contained in its Registration Statement on Form 8-A, filed on April 5, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Director, Investor Relations, Applied Materials, Inc., 3050 Bowers Avenue, Santa Clara, California 95054-3299; telephone number (408) 727-5555.

                                  THE COMPANY

     Applied Materials, Inc. ("Applied Materials" or the "Company") develops, manufactures, markets and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry. The Company's customers include both companies which manufacture semiconductor devices for use in their own products and companies which manufacture semiconductor devices for sale to others. The Company operates exclusively in the semiconductor wafer fabrication equipment industry. The Company is also a fifty percent stockholder in Applied Komatsu Technology, Inc., which produces thin film transistor fabrication systems for flat panel displays.

     Applied Materials' products are sophisticated systems requiring state-of-the-art technology in wafer processing chemistry and physics, particulate management, process control, software and automation. Many of these technologies are complementary and can be applied across all of the Company's products. The Company's products provide enabling technology, productivity and yield enhancements to semiconductor manufacturers. The Company's products are used to fabricate semiconductor devices on a substrate of semiconductor material (primarily silicon). A finished device consists of thin film layers which can form anywhere from one to millions of tiny electronic components that combine to perform desired electrical functions. The fabrication process must control film and feature quality to ensure proper device performance while meeting yield and throughput goals. The Company currently manufactures equipment that addresses three major steps in wafer fabrication: deposition, etch and ion implantation.

     The Company was incorporated in California in 1967 and reincorporated in Delaware in 1987. Its principal executive offices are located at 3050 Bowers Avenue, Santa Clara, California 95054-3299 (telephone number (408) 727-5555). References to the Company or to Applied Materials shall mean Applied Materials, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes, including increases in working capital and expansion of facilities. The Company believes that success in its industry requires substantial financial strength and flexibility. In addition, the Company from time to time considers acquisitions of complementary businesses, assets or technologies, and although there are no current agreements or understandings with respect to any such acquisition, the Company desires to be able to respond to opportunities as they arise. The Company is not negotiating, discussing or planning any potential acquisition at this time. Pending such uses, the Company will invest the net proceeds in investment-grade, interest-bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Set forth below is the ratio of earnings to fixed charges for each of the years in the five-year period ended October 30, 1994, and for the six months ended April 30, 1995 and May 1, 1994. For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consists of income before taxes and cumulative effect of accounting change plus fixed charges and (ii) fixed charges consists of interest expense incurred, amortization of debt issuance expense and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

                                          SIX MONTHS ENDED
                                         -------------------             FISCAL YEAR ENDED
                                         APRIL 30,   MAY 1,    --------------------------------------
                                           1995       1994      1994    1993    1992    1991    1990
                                         ---------   -------   ------   -----   -----   -----   -----
    Ratio of Earnings to Fixed
      Charges..........................    13.39x    12.58x    13.37x   7.61x   3.63x   3.02x   5.89x
                                           ======    ======    ======   =====   =====   =====   =====

                         DESCRIPTION OF DEBT SECURITIES

     The following statements with respect to the Debt Securities are summaries of, and subject to, the detailed provisions of an indenture (the "Indenture") entered into by the Company and Harris Trust Company of California, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference. Section and Article references used herein are references to the Indenture.

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

GENERAL

     The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Debt Securities will be senior unsecured obligations of the Company.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Debt Securities;
(2) any limit on the aggregate principal amount of the Debt Securities; (3) the Person to whom any interest on a Debt Security shall be payable, if other than the person in whose name that Debt Security is registered on the Regular Record Date; (4) the date or dates on which the principal of the Debt Securities will be payable; (5) the rate or rates at which the Debt Securities will bear interest, if any, or the method by which such rate or rates are determined, the date or dates from which such interest will accrue, the Interest Payment Dates on which any such interest on the Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the place or places where the principal of and any premium and interest on the Debt Securities will be payable; (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation of the Company, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holders and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such Debt Securities; (9) the denominations in which any Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) the currency, currencies or currency units in which payment of principal of and any premium and interest on any Debt Securities shall be payable if other than United States dollars; (11) any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (12) if the principal of or any premium or interest on any Debt Securities is to be payable, at the election of the Company or the Holders, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such Debt Securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of the acceleration of the Maturity thereof; (14) the applicability of any provisions described under "Defeasance and Covenant Defeasance"; (15) whether any of the Debt Securities are to be issuable in permanent global form and, if so, the Depositary or Depositaries for such Global Security and the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (16) the Security Registrar, if other than the

Trustee, and the entity who will be the Paying Agent; (17) any Events of Default, with respect to the Debt Securities of such series, if not otherwise set forth under "Events of Default"; (18) if other than the date of original issuance by the Company of such series of Debt Securities, such other date as is applicable to the Debt Securities of such series for purposes of the covenant described under "Covenants of the Company -- Restrictions on Funded Debt of Restricted Subsidiaries" below; and (19) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount from their principal amount. (Section 301) United States Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     If any of the Debt Securities are sold for any foreign currency or currency unit or if principal of, premium, if any, or interest, if any, on any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be specified in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registrable, at the office or agency of the Company maintained for such purpose and at any other office or agency maintained for such purpose. (Sections 305 and 1002) Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All moneys paid by the Company to a Paying Agent for the payment of principal, premium, if any, or interest, if any, on any Debt Security which remain unclaimed for two years after such principal, premium, or interest has become due and payable may be repaid to the Company, and thereafter the Holder of such Debt Security may look only to the Company for payment thereof. (Section
1003)

     In the event of any redemption, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series to be redeemed and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

     If any Debt Securities of a series are issuable as Global Securities, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a Global Security will be payable in the manner described in the Prospectus Supplement relating thereto.

COVENANTS OF THE COMPANY

     Except as set forth below or as otherwise provided in the applicable Prospectus Supplement with respect to any series of Debt Securities, the Company is not restricted by the Indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provision that would require the Company to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Debt Securities.

     Unless otherwise indicated in the applicable Prospectus Supplement, certain covenants contained in the Indenture which are summarized below will be applicable (unless waived or amended) to the series of Debt Securities to which such Prospectus Supplement relates so long as any of the Debt Securities of such series are outstanding.

     Limitations on Liens. The Company covenants that it will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any debt for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("mortgages") upon any Principal Property or Domestic Receivables or Inventory of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, or Domestic Receivables or Inventory, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Debt Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured debt. The foregoing restriction, however, will not apply to: (a) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such mortgages or liens are not incurred in anticipation of such corporation becoming a Restricted Subsidiary; (b)(i) mortgages on property, shares of stock, indebtedness or other assets existing at the time of acquisition thereof by the Company or a Restricted Subsidiary (which may include property previously leased by the Company and leasehold interests thereon, provided that the lease terminates prior to the acquisition) or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or (ii) mortgages on property, shares of stock, indebtedness or other assets to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 270 days after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) mortgages to secure indebtedness owing to the Company or to a Restricted Subsidiary; (d) mortgages existing at the date of the initial issuance of the Securities of such series; (e) mortgages on property or other assets of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (f) mortgages in favor of the United States of America or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a) through
(f); provided, however, that any mortgages permitted by any of the foregoing clauses (a) through (f) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto. (Section 1008)

     Notwithstanding the restrictions outlined in the preceding paragraph, the Company or any Restricted Subsidiary may issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Debt Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 5% of the Consolidated Net Tangible Assets of the Company. (Section 1008)

     Limitations on Sale and Lease-Back Transactions. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such sale and lease-back transaction, without equally and ratably securing the Debt Securities, pursuant to the limitation in the Indenture on liens; or (b) the Company shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such sale and lease-back transaction within 180 days of such sale to either (or a combination of) (i) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of the Company or a Restricted Subsidiary that matures more than twelve months after the creation of such indebtedness or (ii) the purchase, construction or development of other comparable property. (Section 1009)

     Restrictions on Funded Debt of Restricted Subsidiaries. The Company covenants that it will not permit any Restricted Subsidiary to create, incur, issue, assume or guarantee any Funded Debt. The foregoing restriction, however, will not apply if: (a) the Company or such Restricted Subsidiary could create Debt secured by mortgages in accordance with the "Limitations on Liens" covenant described above or enter into a sale and lease-back transaction in accordance with the "Limitations on Sale and Lease-Back Transactions" covenant described above in an amount equal to such Funded Debt, without equally and ratably securing the Debt Securities; or (b) such Funded Debt existed on the date of the original issuance by the Company of the Debt Securities issued pursuant to the Indenture, or such other date as may be specified in the Prospectus Supplement; or (c) such Funded Debt is owed to the Company or any Subsidiary; or (d) such Funded Debt existed at the time the corporation that issued such Funded Debt became a Restricted Subsidiary, or was merged with or into or consolidated with such Restricted Subsidiary; or at the time of a sale, lease or other disposition of the properties of such corporation as an entirety to such Restricted Subsidiary, or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary and not in contemplation of such merger or consolidation or any such sale, lease or other disposition; or (e) such Funded Debt is issued, assumed or guaranteed in connection with, or with a view to, compliance by such Restricted Subsidiary with the requirements of any program adopted by any federal, state or local governmental authority and applicable to such Restricted Subsidiary and providing financial or tax benefits to such Restricted Subsidiary which are not available directly to the Company; or (f) such Funded Debt is issued, assumed or guaranteed to pay all or any part of the purchase price or the construction cost of land, land improvements, buildings, fixtures and equipment acquired by a Restricted Subsidiary, provided such Funded Debt is incurred within 270 days after acquisition, completion of construction or commencement of full operation of such property, whichever is later; or (g) such Funded Debt is incurred for the purpose of extending, renewing, substituting, replacing or refunding Funded Debt permitted by the foregoing. (Section 1010)

     Notwithstanding the foregoing, any Restricted Subsidiary may create, incur, issue, assume or guarantee Funded Debt which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Funded Debt of the Company's Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Funded Debt permitted to be incurred pursuant to clauses (a) through (g) above), does not at the time such Funded Debt is incurred exceed an amount equal to 5% of the Consolidated Net Tangible Assets. (Section 1010)

     Certain Definitions Applicable to Covenants. The term "Attributable Debt" when used in connection with a Sale and Lease-Back Transaction involving a Principal Property shall mean, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors of the Company); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Debt Securities of each series outstanding pursuant to the Indenture compounded semi-annually, in either case as determined in good faith by the principal accounting or financial officer of the Company. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

     The term "Consolidated Net Tangible Assets" shall mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all current liabilities, except for (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases; and (b) certain intangible assets, to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Domestic Receivables or Inventory" shall mean accounts receivable arising from the sale of inventory or inventory owned by the Company or any Subsidiary whose principal place of business and place of incorporation is located in the United States of America. For purposes hereof, inventory and receivables shall be deemed to be "owned" if they are deemed to be assets of the Company or such Subsidiary for purposes of generally accepted accounting principles.

     The term "Funded Debt" shall mean indebtedness created, assumed or guaranteed by a Person for money borrowed which matures by its terms, or is renewable by the Borrower to a date, more than one year after the date of original creation, assumption or guarantee.

     The term "Principal Property" shall mean the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) and the equipment located thereon which: (a) is owned by the Company or any Subsidiary; (b) is located within any of the present 50 States of the United States of America (or the District of Columbia); (c) has not been determined in good faith by the Board of Directors of the Company not to be materially important to the total business conducted by the Company and its Subsidiaries taken as a whole; and (d) has a book value on the date as of which the determination is being made in excess of 0.75% of Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date (including for purposes of such calculation the land, land improvements, buildings and such fixtures compromising such office, plant or facilities, as the case may be).

     The term "Restricted Subsidiary" shall mean any Subsidiary which owns any Principal Property or Domestic Receivables or Inventory; provided, however, that the term "Restricted Subsidiary" shall not include any Subsidiary which is principally engaged in financing the Company's operations outside the United States of America; and provided, further, that the term "Restricted Subsidiary" shall not include any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter market.

     The term "Sale and Lease-Back Transaction" shall mean any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person.

     The term "Subsidiary" shall mean any corporation of which at least 66 2/3% of the outstanding stock having the voting power to elect a majority of the board of directors of such corporation is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that, if such provision is made applicable to the Debt Securities of any series pursuant to the provisions of the Indenture, the Company may elect (i) to defease and be discharged from any and all obligations in respect of such Debt Securities except for the rights of holders to receive payments in respect of the principal of and any premium and interest on such Debt Securities and for certain obligations to register the transfer or exchange of such Debt Securities, to replace temporary, destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust ("defeasance") or (ii) (A) to omit to comply with certain restrictive covenants in Sections 1005 through 1010 (including the covenants referred to above under "Covenants of the Company") and (B) to deem the occurrence of any event referred to in clauses (d) (with respect to Sections 1005 through 1010 inclusive) and (g) under "Events of Default" below not to be or result in an Event of Default if, in each case with respect to the Outstanding Debt Securities of such series as provided in Section 1303 on or after the date the conditions set forth in Section 1304 are satisfied ("covenant defeasance"), in either case upon the deposit with the Trustee (or other qualifying trustee), in trust, of money and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debt Securities of such series on the respective Stated Maturities and any mandatory sinking fund payments or analogous payments on the days payable, in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance or covenant defeasance and will be subject to Federal income tax on the same amount, and in the same manner and at the same times as would have been the case if such deposit, defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws occurring after the date of the Indenture. The Prospectus Supplement relating to a series may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Article Thirteen)

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series (unless such event is specifically inapplicable to a particular series as described in the Prospectus Supplement relating thereto): (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company; (f)(i) failure of the Company to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in the Indenture means obligations (other than non-recourse obligations or the Debt Securities of such series) of the Company for borrowed money or evidenced by bonds, debentures, notes or similar instruments ("Indebtedness") in an amount in excess of $10,000,000 and continuance of such failure or (ii) a default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in the case of (i) or (ii) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 15% in principal amount of Debt Securities of such series; provided, however, that if any such failure, default or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     Subject to the provisions of the Indenture relating to the duties of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     The Indenture provides that the Company will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive, financial or accounting officer of the Company as to his or her knowledge of the Company's compliance (without regard to any period of grace or requirement of notice) with all conditions and covenants of the Indenture. (Section 1004)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section
502)

     No Holder of any Debt Security of any series has any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations generally do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

MEETINGS, MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the Place of Payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity, Redemption Date or Repayment Date, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (g) modify any of the provisions set forth in this paragraph except to increase any such percentage or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby. (Section 902)

     The Holders of at least a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1011) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of or any premium or interest on any Debt Security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Debt Security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Debt Security of the amount determined as provided in (i) above of such Debt Security) and (iii) Debt Securities owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding. (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that any successor Person expressly assumes the Company's obligations on the Debt Securities and under the Indenture and that, after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

NOTICES

     Except as otherwise provided in the Indenture, notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Debt Security Register. (Section 106)

TITLE

     Prior to due presentment of a Debt Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Debt Security is registered as the owner of such Debt Security for the purpose of receiving payment of principal of and any premium and any interest (other than Defaulted Interest or as otherwise provided in the applicable Prospectus Supplement) on such Debt Security and for all other purposes whatsoever, whether or not such Debt Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary. (Section 308)

REPLACEMENT OF DEBT SECURITIES

     Any mutilated Debt Security will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security before a replacement Debt Security will be issued. (Section 306)

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities of any series for which the Trustee serves as trustee, the Trustee must eliminate such conflict or resign. (Section 608)

     The Trustee currently provides certain banking and financial services to the Company in the ordinary course of business and may provide other such services in the future.

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, none of which has been issued, and 200,000,000 shares of Common Stock, approximately 84,744,000 of which were issued and outstanding as of April 30, 1995.

PREFERRED STOCK

     Under the Company's Certificate of Incorporation, the Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and to determine the designation and number of shares of each series and the relative rights, preferences and limitations with respect to dividends, redemptions (including sinking fund provisions), liquidation, dissolution or winding up, voting rights and conversion, all in accordance with the laws of the State of Delaware. When shares of Preferred Stock are issued, certain rights of the holders thereof may materially affect the rights of the holders of the Common Stock, including voting rights and preferences in respect of dividends and liquidation.

COMMON STOCK

     All issued and outstanding shares of Common Stock of the Company, including the shares offered hereby, are fully paid and nonassessable. Holders of Common Stock have no preemptive, subscription or conversion rights and are not liable for further calls or assessments. There are no redemption or sinking fund provisions in effect with respect to the Common Stock. Subject to the rights of any then outstanding Preferred Stock, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in the assets available for distribution upon liquidation. Except as described below, each share of Common Stock is entitled to one vote at all meetings of stockholders. The holders of Common Stock are not entitled to cumulative voting rights in the election of directions.

     The Company has paid no cash dividends on its Common Stock since its incorporation and anticipates that for the foreseeable future it will continue to retain any earnings for use in its business. The Common Stock of the Company is traded on The Nasdaq National Market under the symbol AMAT. The transfer agent and registrar for the Common Stock is Harris Trust Company of California.

     The Certificate of Incorporation and the By-Laws of the Company contain provisions that could have certain anti-takeover effects. The Board of Directors has no current plans to formulate or effect additional measures that could have anti-takeover effects.

     Fair Price Provisions. The Certificate of Incorporation contains a fair price provision pursuant to which, unless certain minimum price criteria and procedural requirements are satisfied, Business Combinations (as defined in the Certificate of Incorporation) with any person who is the beneficial owner of 15% or more of the Voting Stock (as defined) or with certain other persons must be approved by either the holders of two-thirds of the Company's outstanding voting stock or a majority of the Continuing Directors (as defined) of the Company. These provisions may have the effect of discouraging or deterring a third party from making an offer to the Company's stockholders to acquire a substantial amount or all of the Company's Common Stock.

     No Stockholder Action by Written Consent; Special Meetings. The Certificate of Incorporation prohibits stockholder action by written consent in lieu of a meeting. The provision of the Certificate of Incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors, the Chairman of the Board of Directors, or the President of the Company. This provision would also prevent the holders of a majority of the outstanding shares of Common Stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

     Advance Notice Requirements for Stockholders' Proposals and Director Nominations. The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before a meeting of stockholders of the Company (the "Business Procedure").

     The Nomination Procedure provides that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. The Business Procedure provides that only such business may be conducted at a stockholders' meeting as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely prior written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. In the case of both the Nomination Procedure and the Business Procedure, to be timely, notice must be received not less than 60 days prior to the date of the stockholders' meeting or 10 days after the date on which notice of the meeting is first given.

     Although the By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at a stockholders' meeting, the By-Laws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might otherwise be desired by the Company's stockholders.

     Amendment of Certain Provisions of the Certificate of Incorporation. The Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the total voting power of all the outstanding shares of stock entitled to vote generally in the election of directors for any amendment of the fair price provision of the Certificate of Incorporation described above. This provision will make it more difficult for stockholders to make changes in the Certificate of Incorporation. In addition, the requirement for approval by at least a two-thirds stockholder vote will enable the holders of a minority of the voting stock of the Company to prevent the holders of a majority or more of the stock from amending such provisions of the Certificate of Incorporation.

     Preferred Stock. The Certificate of Incorporation authorizes the Board of Directors to fix, with respect to any series of Preferred Stock, the powers, preferences and rights of the shares of such series. Although the

Company has no intention at the present time of doing so, it could issue Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interest of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

RIGHTS PLAN

     In June 1989, the Board of Directors of Applied Materials declared a dividend distribution of one right (a "Right" or, collectively, the "Rights") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on June 26, 1989 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one-fourth of a share (a "Unit") of Common Stock, at a price of $11.25 per Unit (the "Exercise Price"), subject to adjustment (giving effect to two subsequent two-for-one stock splits). The description and terms of the Rights are set forth in a Rights Agreement dated as of June 14, 1989 (the "Rights Agreement").

     Initially, the Rights are evidenced by the Common Stock certificates representing shares outstanding and no separate Rights certificates will be distributed. The Rights will be exercisable, and transferable apart from the shares of Common Stock, on the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of (or a public announcement of an intention to commence) a tender offer or exchange offer if, upon consummation thereof, the person who commenced the offer would be an Acquiring Person (the earlier of such dates being called the "Distribution Date"). The foregoing time periods are subject to extension as set forth in the Rights Agreement. After the occurrence of the event set forth in clause (ii) above, the Rights would become exercisable for a Unit of Common Stock at the Exercise Price. After the occurrence of the event set forth in clause (i) above, the Rights would become exercisable as set forth below.

     In the event that a person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock (other than as a result of a tender or exchange offer for all shares of the Common Stock at a price and on terms determined by a majority of the directors who are not representatives, nominees, affiliates or associates of an Acquiring Person, after receiving advice from one or more nationally recognized investment banking firms selected by such directors, to be fair and adequate to the stockholders, and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter have the right to receive, for a 90-day period (the "Exercise Period"), upon exercise, Common Stock (or, under certain circumstances, cash, a reduction in the Exercise Price, other securities of the Company or any combination thereof) having a market value equal to two times the exercise price paid (i.e., at a 50% discount). Following the occurrence of this event, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void. However, Rights generally are not exercisable following the occurrence of such an event until such time as the Rights are no longer redeemable by the Company as set forth below. Further, Rights generally are exercisable only after the effectiveness of a registration statement for the Common Stock issuable upon exercise of the Rights under the Securities Act of 1933.

     In the event that, at any time following the Distribution Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation (other than following a Permitted Offer), (ii) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its Common Stock is changed or exchanged (other than following a Permitted Offer), or (iii) 50% or more of the Company's assets or earning power (on a consolidated basis) is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, common stock of the acquiring company having a market value equal to two times the exercise price paid (i.e., at a 50% discount). The events described in clauses (i), (ii) and
(iii) of this paragraph are defined as "Triggering Events."

     The Exercise Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for preferred stock that is substantially the same as Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

     At any time after the date of the Rights Agreement until 10 business days (or such later date as the Board of Directors of the Company may determine) following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.0025 per Right, as adjusted for stock splits, stock dividends or similar transactions (the "Redemption Price"), payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors. Thereafter, the Company's right of redemption may be reinstated if the Exercise Period has expired, no Triggering Event has occurred and an Acquiring Person reduces his beneficial ownership to 5% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to the stockholders or the Company, the stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

     The foregoing description of the Company's Common Stock and the Rights do not purport to be a complete description of the terms of the Company's Common Stock and the Rights and is qualified in its entirety by reference to the terms of such Common Stock and Rights, which are incorporated herein by reference and are set forth in full in the Company's Certificate of Incorporation and the Rights Agreement, respectively.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute generally prohibits, under certain circumstances, a Delaware corporation whose stock is publicly traded, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by this Delaware law (the Company has not made such an election), (ii) prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder, (iii) the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who were also officers or held in certain employee stock plans) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder or (iv) the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or any time within the prior three years did own) 15% or more of the corporation's outstanding voting stock. The term "business combination" is defined generally to include mergers, consolidations, stock sales, asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities separately or together, (i) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered thereby.

     In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the Securities may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the Securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

     All Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Securities is being passed upon for the Company by Orrick, Herrington & Sutcliffe, San Francisco, California.

                                    EXPERTS

     The audited consolidated financial statements incorporated in this Prospectus, and the financial statement schedules incorporated in the Registration Statement, by reference to the Annual Report on Form 10-K of Applied Materials, Inc. for the year ended October 30, 1994 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     (LOGO)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions.

        Registration fee..................................................  $194,776
        Nasdaq National Market fee........................................    17,500
        Trustee's fees and expenses.......................................    15,000*
        Accountants' fees and expenses....................................   150,000*
        Printing and engraving expenses...................................    50,000*
        Blue sky and legal investment fees and expenses...................    15,000*
        Rating agencies' fees.............................................   125,000*
        Legal fees and expenses...........................................   150,000*
        Miscellaneous.....................................................    32,724*
                                                                            --------
                  Total...................................................  $750,000
                                                                            ========

- ------------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into indemnification agreements with its officers and directors.

     Reference is made to Section 6 of the Underwriting Agreement included herein as an exhibit to the Registration Statement for provisions regarding indemnification of the Company, officers, directors and controlling persons against certain liabilities.

ITEM 16. EXHIBITS.

        EXHIBIT
        NUMBER                                DESCRIPTION OF EXHIBIT
        -------     ---------------------------------------------------------------------------
           1.1      Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form S-3 (Reg. No. 33-52471)).
           4.1      Indenture dated as of August 24, 1994 between the Registrant and Harris
                    Trust Company of California, as Trustee.
           4.2      Form of Debt Security (included in Exhibit 4.1)
           4.3      Form of Fixed Rate Medium-Term Note.
           5.1      Opinion of Orrick, Herrington & Sutcliffe as to the validity of the Debt
                    Securities and Common Stock.
          12.1      Computation of Ratio of Earnings to Fixed Charges.
          23.1      Consent of Price Waterhouse LLP.
          23.2      The consent of Orrick, Herrington & Sutcliffe is contained in its opinion filed as Exhibit 5.1 to this Registration Statement
          24.1      Powers of Attorney
          25.1      Form T-1 Statement of Eligibility and Qualification under the Trust
                    Indenture Act of 1939 of Harris Trust Company of California

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus sall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Applied Materials, Inc., a corporation organized and existing under the laws of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Santa Clara, State of California, on the 15th day of June, 1995.

                                          APPLIED MATERIALS, INC.

                                          By:      /s/  JAMES C. MORGAN

                                            ------------------------------------
                                                      James C. Morgan
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                CAPACITY                    DATE
- ---------------------------------------------  ---------------------------------  --------------

(1) PRINCIPAL EXECUTIVE OFFICER AND DIRECTOR:

                /s/  JAMES C. MORGAN           Chairman of the Board, Chief        June 15, 1995
- ---------------------------------------------  Executive Officer and Director
              (James C. Morgan)

(2) PRINCIPAL FINANCIAL OFFICER:

                /s/  GERALD F. TAYLOR          Senior Vice President and Chief     June 15, 1995
- ---------------------------------------------  Financial Officer
             (Gerald F. Taylor)

(3) PRINCIPAL ACCOUNTING OFFICER:

            /s/  MICHAEL K. O'FARRELL          Corporate Controller                June 15, 1995
- ---------------------------------------------
           (Michael K. O'Farrell)

(4) DIRECTORS:

                                               Director                            June   , 1995
- ---------------------------------------------
            (Michael H. Armacost)
                          *                    Director                            June 15, 1995
- ---------------------------------------------
              (James W. Bagley)

                          *                    Director                            June 15, 1995
- ---------------------------------------------
          (Herbert M. Dwight, Jr.)

                  SIGNATURE                                CAPACITY                    DATE
- ---------------------------------------------  ---------------------------------  --------------

                          *                    Director                            June 15, 1995
- ---------------------------------------------
           (George B. Farnsworth)

                          *                    Director                            June 15, 1995
- ---------------------------------------------
             (Philip V. Gerdine)

                          *                    Director                            June 15, 1995
- ---------------------------------------------
            (Tsuyoshi Kawanishi)

                          *                    Director                            June 15, 1995
- ---------------------------------------------
                (Paul R. Low)

                          *                    Director                            June 15, 1995
- ---------------------------------------------
                (Dan Maydan)

                          *                    Director                            June 15, 1995
- ---------------------------------------------
              (Alfred J. Stein)

       *By:      /s/  JAMES C. MORGAN
- ---------------------------------------------
              (James C. Morgan)
              Attorney-in-Fact

              A majority of the members of the Board of Directors

                               INDEX TO EXHIBITS

                                                                                      SEQUENTIALLY
        EXHIBIT                                                                         NUMBERED
        NUMBER                                  EXHIBIT                                   PAGE
        -------     ----------------------------------------------------------------  ------------
           1.1      Form of Underwriting Agreement (incorporated by reference to
                    Exhibit 1.1 to the Company's Registration Statement on Form S-3
                    (Reg. No. 33-52471))............................................
           4.1      Indenture dated as of August 24, 1994 between the Registrant and
                    Harris Trust Company of California, as Trustee..................
           4.2      Form of Debt Security (included in Exhibit 4.1).................
           4.3      Form of Fixed Rate Medium-Term Note.............................
           5.1      Opinion of Orrick, Herrington & Sutcliffe as to the validity of the Debt Securities and Common Stock............................
          12.1      Computation of Ratio of Earnings to Fixed Charges...............
          23.1      Consent of Price Waterhouse LLP.................................
          23.2      The consent of Orrick, Herrington & Sutcliffe is contained in its opinion filed as Exhibit 5.1 to this Registration
                    Statement.......................................................
          24.1      Powers of Attorney..............................................
          25.1      Form T-1 Statement of Eligibility and Qualification under the
                    Trust Indenture Act of 1939 of Harris Trust Company of
                    California......................................................